As filed with the Securities and Exchange Commission on May 16, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGIMARC CORPORATION

(Exact name of Registrant as specified in its charter)

Oregon	26-2828185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9405 SW Gemini Drive

Beaverton, Oregon 97008

(Address of principal executive offices, including zip code.)

DIGIMARC CORPORATION 2008 INCENTIVE PLAN

(Full title of the plan)

Charles Beck

Chief Financial Officer and Treasurer

Digimarc Corporation

9405 SW Gemini Drive

Beaverton, Oregon 97008

503-469-4800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209-4128

503-727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value, including any associated preferred stock purchase rights, under the Digimarc Corporation 2008 Incentive Plan	1,000,000 Shares	$32.04	$32,040,000	$4,126.75

(1)	Each share of common stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of prescribed events, none of which has occurred, the preferred stock purchase rights are not exercisable, are evidenced by certificates representing common stock, and may only be transferred with the common stock. No additional registration fee is payable with respect to the preferred stock purchase rights.
(2)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of our outstanding common stock, and including related preferred stock purchase rights.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $32.04 based on the average of the high sale price ($33.04) and the low sale price ($31.03) for our common stock as reported by the Nasdaq Stock Market on May 9, 2014.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on February 21, 2014;

(b) The Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on April 25, 2014;

(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 23, 2014 and May 1, 2014;

(d) The description of the Registrant’s capital stock contained in the following Registration Statements filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Registration Statement on Form 10 filed with the Commission on June 23, 2008; Amendment No. 1 thereto, filed with the Commission on July 22, 2008; Amendment No. 2 thereto, filed with the Commission on August 13, 2008; Amendment No. 3 thereto, filed with the Commission on September 9, 2008; Amendment No. 4 thereto, filed with the Commission on October 2, 2008; Amendment No. 5 thereto, filed with the Commission on October 7, 2008; and Amendment No. 6 thereto, filed with the Commission on October 14, 2008; and any amendments or reports filed for the purpose of updating such description.

All documents the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As an Oregon corporation, Digimarc (“Digimarc,” “we,” “us,” “our”) is subject to the Oregon Business Corporation Act (the “OBCA”) and the exculpation from liability and indemnification provisions contained therein. As authorized by Section 60.047(2) of the OBCA, Article IX of our articles of incorporation eliminates the liability of our directors to us or our shareholders for certain acts or omissions. Our articles of incorporation do not eliminate the liability of our directors to the extent that the OBCA does not permit corporations to limit directors’ liability.

Section 60.387 et seq. of the OBCA authorizes corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that the actions taken were in the best interests of the corporation or at least not opposed to the corporation’s best interests and, if in a criminal proceeding, such individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation. Corporations may indemnify a director or officer against the reasonable expenses associated with such claims, unless (i) the director or officer has been adjudged liable to the corporation or (ii) the proceeding charged the director or officer with (and adjudged the director or officer liable for) improperly receiving a personal benefit. Nor may corporations indemnify directors or officers against breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution under O.R.S. 60.367, or any transaction from which the director or officer derived an improper personal benefit. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is entitled to mandatory indemnification, or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set forth in the statute.

The OBCA also provides that the statutory indemnification provisions are not exclusive of any other rights directors or officers may be entitled to under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise. Article VIII of our articles of incorporation requires us to indemnify our directors, officers, agents and other representatives from losses suffered while acting on our behalf. Article VIII specifies that such representatives are to be indemnified to the fullest extent permitted by law, and that their right to indemnification shall not be affected by subsequent amendments to our articles of incorporation or the end of the representative’s service to Digimarc.

Additionally, we have entered into indemnity agreements with certain of our officers and directors. The indemnity agreements require us to, among other things, indemnify the officer or director against all expenses (including attorneys’ fees, judgments, fines and penalties, among others) incurred by such officer or director as a result of being named or threatened to be named as a party to any proceeding as a result of such officer or director’s service in such capacity. The indemnity agreements also require us to indemnify the officer or director to the fullest extent permitted by law. However, the indemnification agreements prohibit us from indemnifying any director or officer who is determined to be liable under Section 16(b) (or similar provisions) for an accounting of the profits made on the purchase or sale of shares of the corporation.

Item 7. EXEMPTIONS FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

See exhibits listed under the Exhibits Index below, which is incorporated into this Item by reference.

Item 9. UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Digimarc pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on May 16, 2014.

Digimarc Corporation

By:	/s/ Bruce Davis
Bruce Davis
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Bruce Davis and Robert Chamness, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 16, 2014.

Signature	Title

/s/ Bruce Davis	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Bruce Davis

/s/ Charles Beck	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Charles Beck

/s/ William J. Miller	Director
William J. Miller

/s/ James T. Richardson	Director
James T. Richardson

/s/ Peter W. Smith	Director
Peter W. Smith

/s/ Bernard Whitney	Director
Bernard Whitney

EXHIBITS INDEX

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Digimarc Corporation 2008 Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A with respect to the 2014 annual meeting of shareholders filed with the SEC on March 21, 2014 (SEC File No. 333-154524))